UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report
(Date of earliest
event reported):                                                   July 3, 2007

              Regal-Beloit Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          200 State Street, Beloit, Wisconsin 53511-6254
(Address of principal executive offices, including Zip code)

           (608) 364-8800
(Registrant’s telephone number)

           Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On July 3, 2007, Regal Beloit Corporation (the “Company”) entered into a definitive purchase agreement (the “Agreement”) with Tecumseh Products Company (the “Seller”) to acquire the Seller’s Fasco Residential & Commercial and Asia/Pacific electric motor and blower businesses (the “Pending Acquisition”).  The Seller’s Automotive/Specialty motor business is not a part of the Pending Acquisition.

Under the terms of the Agreement, the Company will acquire selected assets and assume certain current liabilities in the United States and Mexico associated with the Seller’s Residential & Commercial business and the stock of entities that constitute the Seller’s Asia/Pacific business.  As consideration for the Pending Acquisition, the Company will pay approximately $220 million in cash and assume limited current liabilities of acquired businesses.  The purchase price is subject to adjustment based on the net working capital of the acquired businesses at closing as set forth in the Agreement.  The Company currently intends to fund the cash purchase price through loans from the Company’s existing revolving credit facility.

The Agreement contains representations and warranties of the parties customary for a transaction of this nature. Completion of the transactions contemplated by the Agreement is subject to customary conditions and approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of certain third party consents.

The Seller has agreed with the Company that, during the period between the signing of the Agreement and the closing of the transaction, the Seller will carry on the businesses to be acquired in the Pending Acquisition only in the ordinary course consistent with past practice.

The Seller has also agreed to indemnify the Company against claims resulting from the breach of representations, warranties and covenants made by the Seller in the Agreement and for certain pre-closing liabilities, such as environmental, tax and product liability matters, for which the Seller has retained responsibility.  For breaches of most representations and warranties, the Seller’s indemnification obligation will expire 18 months following the closing of the transaction and the Seller generally is not required to indemnify the Company for any such breach as to which the damages do not exceed $50,000. In addition, for breaches of most representations and warranties, the Seller generally is not required to indemnify the Company unless the Seller’s total liability to the Company for such claims exceeds $250,000, in which case the Company will receive only the excess over $250,000, and the Seller’s aggregate indemnification obligation for breaches of most representations and warranties is capped at ten percent of the purchase price.  The Seller’s indemnification obligations for breaches of certain representations and warranties (excluded from the limitations discussed above) and covenants made by the Seller in the Agreement and for the pre-closing liabilities retained by the Seller are not limited by dollar amount.

The Agreement may be terminated by the Company and/or the Seller under certain specified circumstances, including, among others, (i) upon written consent of the parties; (ii) by either party if the Pending Acquisition is not consummated by September 30, 2007; or (iii) by either party if there is issued a final, non-appealable order restraining, enjoining or otherwise prohibiting the consummation of the Pending Acquisition.

The Pending Acquisition is expected to close on the third business day following the satisfaction of the last of the conditions to closing, or at any other time designated by the Company and the Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL BELOIT CORPORATION

Date: July 10, 2007	By:	/s/ Paul J. Jones
Paul J. Jones
Vice President, General Counsel and Secretary